One Canterbury Green
201 Broad Street
Stamford, CT 06901

Exhibit 5.1

                     April 20, 2012

Cenveo, Inc.
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Cenveo Corporation
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Each of the entities listed on Schedule I
201 Broad Street, 6th Floor
One Canterbury Green
Stamford, CT  06901

Re:        Registration Statement on Form S-4

Ladies and Gentlemen:

I am Senior Vice President, Legal Affairs of Cenveo, Inc., a Colorado corporation (“Parent”), Cenveo Corporation, a Delaware corporation (the “Company”) and the guarantors listed on Schedule I hereto (the “Subsidiary Guarantors” and, together with Parent and the Company, the “Issuers”).  In connection with (i) the proposed issuance by the Company in the exchange offer (the “Exchange Offer”) of up to $225,000,000 aggregate principal amount of its 11½% Senior Notes due 2017 (the “Exchange Notes”), which are to be registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for a like aggregate principal amount of the Company’s outstanding 11½% Senior Notes due 2017 (the “Original Notes”) issued pursuant to Rule 144A and Regulation S of the Securities Act and (ii) the full and unconditional guarantee of the Exchange Notes by Parent and the Subsidiary Guarantors (collectively, the “Guarantors”), I have examined the Registration Statement on Form S-4 as filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) pursuant to the Securities Act.

The Exchange Offer is being made pursuant to the Registration Rights Agreement, dated as of March 28, 2012 (the “Registration Rights Agreement”), among the Issuers and the initial purchasers named therein. The Registration Rights Agreement was executed in connection with the private placement of the Original Notes.

The Original Notes were issued and the Exchange Notes will be issued pursuant to the Indenture, dated as of March 28, 2012 (the “Indenture”), among the Issuers and U.S.

Bank National Association (the “Trustee”). Pursuant to the Indenture, each of the Guarantors has agreed to guarantee the Exchange Notes (the “Guarantees”).  The Exchange Notes, the Guarantees and the Indenture are each governed by the internal laws of the State of New York.

In my examination of the documents referred to below, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to authentic originals of all documents submitted to me as copies.  In addition, I have assumed the Registration Statement, and any amendments thereto (including any post-effective amendments), shall have been declared effective under the Securities Act and its effectiveness shall not have been terminated or rescinded, and that the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended.  As to any facts relevant to the opinions expressed below, I have, without independent verification, relied upon certificates, statements and representations of the Issuers and their respective officers and other representatives, and of public officials.  I have also assumed the valid authorization, execution and delivery of the Transaction Documents (as defined below) by each party thereto other than the Company and the Guarantors incorporated or organized in the State of Delaware or New York, and I have assumed that each such other party (in the case of parties which are not natural persons) has been duly organized and is validly existing and in good standing in its jurisdiction of organization, that each such other party has the legal capacity, power and authority to perform its obligations thereunder and that the Indenture constitutes a valid and legally binding obligation of the Trustee, enforceable against it in accordance with its terms.

In rendering the opinions set forth below, I have examined and relied on originals or copies certified or otherwise identified to my satisfaction of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or appropriate for the purposes of this opinion.  The Exchange Notes, the Guarantees and the Indenture are referred to herein as the “Transaction Documents.”

I have also examined such other corporate and limited liability company documents and records, and such other certificates, opinions and instruments, and have conducted such investigation, as I have deemed necessary as a basis for the opinions expressed below.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, I am of the opinion that when (i) the Registration Statement becomes effective under the Securities Act, (ii) the Original Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (iii) the Exchange Notes and the Guarantees have been duly executed, authenticated, issued and delivered in the form contemplated by, and in accordance with the terms of, the Indenture and as contemplated by the prospectus included in the Registration Statement, (iv) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (v) applicable provisions of "blue sky" laws have been complied with:

(1)           the Exchange Notes will constitute valid and legally binding obligations of the Company; and

(2)           the Guarantees will constitute valid and legally binding obligations of the Guarantors.

The opinions set forth herein are subject to the following assumptions, qualifications, limitations and exceptions:

A.           My advice on every legal issue addressed in this letter is based exclusively on the (i) internal law of the State of New York (without reference to choice-of-law rules),

(ii) General Corporation Law of the State of Delaware, and (iii) Delaware Limited Liability Company Act (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing), in each case as in effect on the date hereof.

B.           For purposes of my opinion that the Guarantees will be binding obligations of the Guarantors, I have, without conducting any research or investigation with respect thereto, relied on the (i) opinion dated the date hereof of Hughes Hubbard & Reed LLP with respect to the Guarantors incorporated or organized in the States of California or Florida; (ii) opinion dated the date hereof of Davis Graham & Stubbs LLP with respect to the Guarantors incorporated or organized in the State of Colorado; (iii) opinion dated the date hereof of DLA Piper LLP with respect to the Guarantors incorporated or organized in the Commonwealths of Massachusetts or Virginia or the States of Georgia, North Carolina or Maryland; (iv) opinion dated the date hereof of Bose, McKinney & Evans LLP with respect to the Guarantor incorporated or organized in the State of Indiana; and (v) opinion dated the date hereof of Stewart McKelvey with respect to the Guarantor incorporated or organized in the Province of Nova Scotia, that such Guarantees have been duly authorized, executed and delivered.  I am not licensed to practice in the Commonwealths of Massachusetts or Virginia, the States of California, Florida, Colorado, Georgia, North Carolina, Maryland nor Indiana nor the Province of Nova Scotia, and I have made no investigation of, and do not express or imply an opinion on, the laws of such commonwealth, states or province.  None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

C.           My opinions are subject to (i) the effect of any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, arrangement or other similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers), (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether enforceability is considered in a proceeding in equity or at law, and (iii) an implied covenant of good faith and fair dealing.

D.           I express no opinion as to (i) whether a federal or state court outside the state of New York would give effect to any choice of law provided for in the Exchange Notes, (ii) any provisions of the Exchange Notes that relate to the subject matter jurisdiction of the federal or state courts of a particular jurisdiction to adjudicate any controversy related to the Exchange Notes or the transactions contemplated thereby, (iii) any waiver of inconvenient forum set forth in the Exchange Notes or (iv) any waiver of jury trial found in the Exchange Notes.

E.           I express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification or contribution, to the extent such provisions may be contrary to public policy or federal or state securities laws, (iii) any provision that would require payment of any unamortized original issue discount (including any original issue discount at which the old securities were issued), or (iv) any purported fraudulent transfer “savings” clause.

This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly so stated.  This opinion is given as of the date hereof, and I do not undertake any liability or responsibility to inform you of any change in circumstances occurring, or additional information becoming available to me, after the date hereof that might alter the opinions contained herein.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and the reference to me under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof.  In giving such consent, I do not hereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Ian Scheinmann
Ian Scheinmann Senior Vice President, Legal Affairs

SUBSIDIARY GUARANTORS

Name	State or Other Jurisdiction of Incorporation or Organization
CNMW Investments, Inc.	Delaware
Cenveo Commercial Ohio, LLC	Colorado
Cenveo Government Printing, Inc.	Colorado
Cenveo Services, LLC	Colorado
Discount Labels, LLC	Indiana
Cenveo Omemee LLC	Delaware
Colorhouse China, Inc.	Colorado
RX JV Holding, Inc.	Delaware
CRX JV, LLC	Delaware
CRX Holding, Inc.	Delaware
Rx Technology Corp.	Delaware
PC Ink Corp.	Delaware
Cenveo NIC, Inc.	Georgia
Cadmus Printing Group, Inc.	Virginia
Washburn Graphics, Inc.	North Carolina
Cadmus Journal Services, Inc.	Virginia
Cadmus Financial Distribution, Inc.	Virginia
Cadmus Technology Solutions, Inc.	Virginia
Garamond/Pridemark Press, Inc.	Maryland
Cadmus Delaware, Inc.	Delaware
Cadmus UK, Inc.	Virginia
Expert Graphics, Inc.	Virginia
Cadmus Marketing Group, Inc.	Virginia
Cadmus Direct Marketing, Inc.	North Carolina
Cadmus Interactive, Inc.	Georgia
Cadmus Marketing, Inc.	Virginia
Cadmus/O’Keefe Marketing, Inc.	Virginia
Old TSI, Inc.	Georgia
Cadmus Investments, LLC	Delaware
Port City Press, Inc.	Maryland
Science Craftsman Incorporated	New York
Cadmus International Holdings, Inc.	Virginia
CDMS Management, LLC	Delaware
Vaughan Printers Incorporated	Florida
VSUB Holding Company	Virginia
Cenveo CEM, LLC	Delaware
Cenveo CEM, Inc.	Delaware
Madison/Graham ColorGraphics, Inc.	California
Madison/Graham ColorGraphics Interstate Services, Inc.	California
Commercial Envelope Manufacturing Co. Inc.	New York
CMS Gilbreth Packaging Systems, Inc.	Delaware
Envelope Product Group, LLC	Delaware
Impaxx, Inc.	Delaware
Rex 2010, LLC	Florida
136 Eastport Road, LLC	Delaware
Lightning Labels, LLC	Delaware
Nashua Corporation	Massachusetts
Nashua International, Inc.	Delaware
Cenveo McLaren Morris & Todd Company	Nova Scotia, Canada